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                                                                     EXHIBIT 3.3

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      MOMENTUM BUSINESS APPLICATIONS, INC.

        (Originally incorporated under the same name on November 9, 1998)


FIRST: Name. The name of this corporation is Momentum Business Applications, Inc. (the "corporation").

SECOND: Registered Office; Registered Agent. The address of the registered office of this corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of the registered agent of this corporation at such address is The Corporation Trust Company.

THIRD: Purpose. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  Authorized Capital Stock.

        (A) This corporation is authorized to issue three classes of shares, which shall be known as Class A Common Stock ("Class A Common Stock"), Class B Common Stock ("Class B Common Stock"), and Preferred Stock ("Preferred Stock"). The total number of shares of stock of all classes that this corporation is authorized to issue is 12,001,000. The total number of shares of Class A Common Stock which this corporation is authorized to issue is 10,000,000. The total number of shares of Class B Common Stock which this corporation is authorized to issue is 1,000. The total number of shares of Preferred Stock which this corporation is authorized to issue is 2,000,000. Each share of Class A Common Stock shall have a par value of $0.001, and each share of Class B Common Stock shall have a par value of $0.001 and each share of Preferred Stock shall have a par value of $0.001. Effective immediately upon the filing of this Restated Certificate of Incorporation, each share of Common Stock, par value $0.001 per share, of this corporation outstanding immediately prior to such filing shall be converted into and reclassified as one share of Class B Common Stock.

        (B) The powers, designations, preferences, and relative, participating, optional or other special rights granted to, and the qualifications, limitations and restrictions imposed upon, the Class A Common Stock and Class B Common Stock and the respective holders thereof are as follows:

               (1) Redemption. The shares of Class A Common Stock are redeemable and may be redeemed as provided in (but only as provided in) Article FIFTH, Section (F).



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               (2) Dividends. The holders of shares of Class A Common Stock and
Class B Common Stock shall be entitled to receive per share and without preference such dividends as may be declared by the Board of Directors from time to time out of funds legally available therefor. No dividend may be declared on the Class A Common Stock unless the same per share dividend is declared on the Class B Common Stock, and no dividend may be declared on the Class B Common Stock unless the same per share dividend is declared on the Class A Common Stock. Dividends may not be declared, nor may shares of Class A Common Stock or Class B Common Stock be repurchased, or redeemed (other than pursuant to Section
(F) of Article FIFTH), if, after payment of such dividend, or after effecting such repurchase or redemption, the amount of this corporation's cash, cash equivalents and short-term and long-term investments would be less than the amount of Available Funds remaining after expenditures pursuant to the Development Agreement, as of the date of such dividend, repurchase or redemption.

               (3) Liquidation. In the event of voluntary or involuntary liquidation of this corporation, the holders of the Class A Common Stock and Class B Common Stock of the corporation shall be entitled to receive, on a pro rata per share basis and without preference, all of the remaining assets of this corporation available for distribution to its stockholders.

               (4) Voting Rights. Except as otherwise required by law or provided herein, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class. Each holder of Class A Common Stock and Class B Common Stock shall have one vote for each share standing in his or her name on all matters submitted to a vote of holders of the common shares. At any meeting of the stockholders of this corporation, the determination of a quorum shall be based upon the presence of shares of Class A Common Stock and Class B Common Stock representing a majority of the voting power of all of the shares of Class A Common Stock and Class B Common Stock. This corporation shall not, without the affirmative vote of the holders of a majority of the issued and outstanding shares of Class B Common Stock, voting separately and as a class,
(a) alter or change the powers, designations, preferences and relative, participating, optional or other special rights granted to, or the qualifications, limitations and restrictions imposed upon, the Class A Common Stock or the Class B Common Stock, (b) alter or change this Article FOURTH or any of Articles FIFTH, SIXTH or SEVENTH of this Restated Certificate of Incorporation, or otherwise make any amendment to this Restated Certificate of Incorporation that would alter the rights of the holders of the Class B Common Stock, (c) authorize the creation or issuance of any additional class or series of stock, which would have powers, preferences or rights superior to or pari passu with the Class B Common Stock, (d) undertake the voluntary dissolution, liquidation or winding up of this corporation, (e) merge or consolidate this corporation with or into any other corporation or entity, (f) sell, lease, exchange, transfer or otherwise dispose of any substantial asset of this corporation (other than a grant of a license with respect to a product or technology) or (g) alter the bylaws of this corporation in a manner described in the last sentence of Article EIGHTH. Furthermore, from and after the Purchase Option Exercise Date, as defined in Article FIFTH, (i) the Board of Directors of this corporation shall cease to be classified and the holders of Class B Common

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Stock shall be entitled to remove directors with or without cause; (ii) the number of directors of this corporation shall be increased to a number equal to
(a) two times the maximum number of directors then authorized pursuant to Article SEVENTH, Section (A) (counting for this purpose both directors in office and vacant directorships), plus (b) one; and (iii) the holders of the Class B Common Stock shall have the sole right to elect the directors of this corporation, including directors to fill the new directorships created pursuant to clause (ii). No new directorships created as a result of the increase in the size of the Board of Directors pursuant to the preceding sentence shall be filled other than by the holders of the Class B Common Stock. From and after the Purchase Option Exercise Date all directors shall be elected to one year terms; provided, however, that the term of any director then in office shall not be reduced.

               (5) Conversion. The Class B Common Stock shall automatically convert into fully paid and non-assessable shares of Class A Common Stock of this corporation at 12:01 a.m. California time on the day immediately following the expiration of the Purchase Option without exercise granted in Article FIFTH. The Class B Common Stock shall convert into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock.

        (C) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH (including Article FOURTH Section (B)(4)), to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

               The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

               (1) The number of shares constituting that series and the distinctive designation of that series;

               (2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               (3) Whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

               (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               (5) Whether or not the shares of that series shall be redeemable, and, if so, the

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terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable on case of redemption, which amount may vary under different conditions and at different redemption dates;

               (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

               (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, of any, of payment of shares of that series; and

               (8) Any other relative rights, preferences and limitations of that series.

               provided that any shares so authorized shall be subject to the Purchase Option.

FIFTH:  Purchase Option.

        (A) Definitions. For purposes of this Restated Certificate of Incorporation, the following terms shall have the following definitions:

               (1) PeopleSoft means PeopleSoft, Inc. and its successors or assigns of the Purchase Option.

               (2) PeopleSoft Common Stock means the Common Stock of PeopleSoft or, if such Common Stock is converted into or exchanged for another class or series of stock of PeopleSoft or any other corporation, such other class or series of stock.

               (3) Available Funds means, as of any date of determination, $300 million (contributed by PeopleSoft on or about December __, 1998), plus any investment income earned thereon, less the aggregate amount spent by this corporation under the Development Agreement.

               (4) Momentum Product means a product that has been recommended by PeopleSoft and accepted by the Board of Directors of this corporation for development as such under the Development Agreement.

               (5) Developed Technology means development tools (other than PeopleSoft's PeopleTools) which are developed or otherwise acquired by this corporation for the purpose of developing Momentum Products.

               (6) Developed Technology Royalties means the royalties PeopleSoft will pay to this corporation on any software product (other than a Momentum Product) licensed by PeopleSoft to end users that was developed by PeopleSoft using Developed Technology.


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               (7) Development Agreement means the Development and License
Agreement between PeopleSoft and this corporation, dated as of December ___, 1998, as such agreement may be amended or modified from time to time by amendments approved by PeopleSoft and the Board of Directors of this corporation.

               (8) Fair Market Value means, with reference to PeopleSoft Common Stock, (a) if PeopleSoft Common Stock is listed on the Nasdaq National Market System or any other securities exchange reporting closing sales prices (including without limitation the New York Stock Exchange), the average of the closing sales price of PeopleSoft Common Stock on such exchange (which shall be the Nasdaq National Market System or, if PeopleSoft Common Stock is not then traded on such exchange, on the principal exchange on which PeopleSoft Common Stock is then traded), for the twenty trading days ending with the trading day that is two trading days prior to the date of determination, (b) if PeopleSoft Common Stock is not listed on any securities exchange described in clause (a) but is quoted on Nasdaq or another quotation system providing bid prices, the average (over the twenty day period described in clause (a)) of the bid prices for each day in such period on Nasdaq (or, if PeopleSoft Common Stock is not then quoted on Nasdaq, the largest quotation system on which PeopleSoft Common Stock is then quoted), and (c) if PeopleSoft Common Stock is not listed on any exchange or quoted on any quotation system, the value thereof as determined in good faith by PeopleSoft's board of directors.

               (9) Final Purchase Option Exercise Price means the Purchase Exercise Price minus the amount by which this corporation's Liabilities existing at the Purchase Option Exercise Date (other than liabilities under the Development Agreement, Services Agreement and Marketing Agreement) exceed the aggregate of this corporation's then existing cash, cash equivalents and short-term and long-term investments (but excluding from such cash, cash equivalents and short-term and long-term investments the amount of Available Funds determined as of the Purchase Option Exercise Date which have not, as of such date, been paid by this corporation in accordance with the Development Agreement).

               (10) Liabilities means, with respect to this corporation, (a) all liabilities required to be reflected or reserved against in this corporation's financial statements under generally accepted accounting principles consistently applied ("GAAP"), (b) any guaranty of any indebtedness of another person and (c) any reimbursement or similar obligation with respect to any letter of credit issued for the account of this corporation or as to which this corporation is otherwise liable. Liabilities of the type described in (b) and (c) shall be valued at the full amount of the potential liability of the corporation thereon.

               (11) Licensed Product means a Momentum Product as to which the License Option (as defined in the Marketing Agreement) has been exercised by PeopleSoft.

               (12) Product Payments means payments made by PeopleSoft to this corporation under the Marketing Agreement with respect to Licensed Products.


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               (13) Purchase Option Exercise Date means the date upon which
PeopleSoft notifies this corporation in writing of its exercise of the Purchase Option as provided in Section (C) of this Article FIFTH.

               (14) Purchase Option Exercise Price means the greatest of the following:

                     (a) (i) 15 times the sum of (i) actual worldwide Product Payments and Developed Technology Royalties made by or due from PeopleSoft to this corporation with respect to all Licensed Products and Developed Technology for the four calendar quarters immediately preceding the calendar quarter in which the Purchase Option is exercised (the "Base Period") plus (ii) such Product Payments as would have been made by or due from PeopleSoft to this corporation if PeopleSoft had not previously exercised its payment buy-out option (as described in the Marketing Agreement) with respect to any such Licensed Product for the four calendar quarters immediately preceding the quarter in which the Purchase Option is exercised (for the purpose of (i) and (ii), payment will be annualized for any product that was not a Licensed Product for all of each of the four quarters in the Base Period), minus any amounts previously paid to exercise any payment buy-out option for any Licensed Product pursuant to the Marketing Agreement.

                     (b) the Fair Market Value of Seven Hundred Twenty Thousand (720,000) shares of PeopleSoft Common Stock (which number of shares shall be proportionately adjusted for any stock dividend, split-up, combination or reclassification of the PeopleSoft Common Stock) determined as of the Purchase Option Exercise Date;

                     (c) $350 million plus any additional funds contributed to this corporation by PeopleSoft, less the total amount paid by or due from this corporation under the Development Agreement and the Services Agreement, as of the Purchase Option Exercise Date; and

                     (d) $90 million.

               (15) Purchase Option Expiration Time means 11:59 p.m. California time on December 31, 2002; provided that such date will be extended for successive six month periods if, as of any June 30 or December 31 date beginning with June 30, 2002, this corporation has not paid or accrued expenses for all but $15 million of the Available Funds as of such date. Notwithstanding the foregoing sentence, the Purchase Option Expiration Time will in no event occur later than 11:59 p.m. California time on the 60th day after this corporation provides PeopleSoft with a statement that, as of the end of any calendar month, there are less than $2.5 million of Available Funds remaining after expenditures pursuant to the Development Agreement, accompanied by a report of this corporation's independent auditors stating that nothing has come to their attention indicating that there are $2.5 million or more of Available Funds remaining at that date.

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               (16) Services Agreement means the Services Agreement between
PeopleSoft and this corporation, dated as of December ___, 1998, as such agreement may be amended or modified from time by amendments approved by PeopleSoft and the Board of Directors of this corporation.

               (17) Status Statement means, as of any date, a balance sheet prepared by this corporation and delivered to PeopleSoft dated as of such date, together with (a) a statement and brief description of all other liabilities of this corporation constituting Total Liabilities as of such date not reflected on such balance sheet, (b) a statement of the amount of Available Funds remaining as of such date, and (c) a statement of the total amounts paid by and due from this corporation pursuant to the Development Agreement through such date.

               (18) Marketing Agreement means the Marketing and Distribution Agreement between PeopleSoft and this corporation, dated as of December ___, 1998, as such agreement may be amended or modified from time to time by amendments approved by PeopleSoft and the Board of Directors of this corporation.

               (19) Total Liabilities means (a) all Liabilities, plus (b) any other debts, liabilities or obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under any law, rule or regulation, or under any pending or threatened action, suit or proceeding, or any order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

        (B) Grant of Option. PeopleSoft is hereby granted an exclusive irrevocable purchase option to purchase all issued and outstanding shares of Class A Common Stock (and any shares of Preferred Stock issued pursuant to Article FOURTH Section (D)) of this corporation for the Final Purchase Option Exercise Price (the "Purchase Option"). The Purchase Option, if exercised, must be exercised as to all, but not less than all, issued and outstanding shares of Class A Common Stock and may be exercised at any time at or prior to the Purchase Option Expiration Time. PeopleSoft shall elect, at the time of exercise of the Purchase Option, to pay all or any portion of the Final Purchase Option Exercise Price in cash, PeopleSoft Common Stock (valued at its Fair Market Value determined as of the Purchase Option Exercise Date), or any combination thereof. The Purchase Option, together with the other rights of PeopleSoft under this Article FIFTH and Article SIXTH, may, at PeopleSoft's option, be assigned or otherwise transferred to any person or entity, including this corporation.

        (C) Manner of Exercise. The Purchase Option shall be exercised, if at all, at or before the Purchase Option Expiration Time by written notice (the "Exercise Notice") from PeopleSoft to this corporation stating that the Purchase Option is being exercised and setting forth (1) the Purchase Option Exercise Price; (2) the portion, if any, of the Final Purchase Option Exercise Price to be paid in cash and the portion, if any, of the Final Purchase Option Exercise Price to be

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paid in PeopleSoft Common Stock, and if any portion of the Final Purchase Option
Exercise Price is to be paid in PeopleSoft Common Stock, stating the Fair Market Value of such PeopleSoft Common Stock determined as of the Purchase Option Exercise Date; and (3) a closing date (the "Closing Date") on which all of the issued and outstanding shares of Class A Common Stock will be purchased. The Purchase Option shall be deemed to be exercised as of the date of mailing by first class mail of the Exercise Notice to this corporation at its principal offices.

        (D) Closing.

               (1) Closing Date; Cooperation. Except as set forth below, the Closing Date shall be the date specified as such in the Exercise Notice, which date specified shall be no later than 60 days after the Purchase Option Exercise Date. The Closing Date may be extended by PeopleSoft if, in the judgment of PeopleSoft, an extension of the Closing Date is necessary to obtain any governmental or third party consent to the purchase of the Class A Common Stock, to permit any necessary registration statement or similar filing to be declared effective, or to permit the expiration prior to the Closing Date of any statutory or regulatory waiting period. PeopleSoft may extend the Closing Date for the reasons set forth in the preceding sentence by delivering written notice of such extension to this corporation on or prior to the previously specified Closing Date. This corporation shall cooperate with PeopleSoft to effect the closing of the Purchase Option, including without limitation seeking any required third party or governmental consents, and filing any applications, notifications, registration statements or the like which may be necessary to effect the closing.

               (2) Certain Restrictions Following Purchase Option Exercise Date. From the Purchase Option Exercise Date until the Closing Date, this corporation will not take any of the following actions (or permit any such actions to be taken on its behalf) except with the prior written consent of PeopleSoft:

                     (a) borrow money, or mortgage, remortgage, pledge, hypothecate or otherwise encumber any of its assets;

                     (b) sell, lease, lend, exchange or otherwise dispose of any of its assets, other than sales of inventory in the ordinary course of business;

                     (c) pay or declare any dividends or make any distributions on or in respect of any shares of its capital stock;

                     (d) default in its obligations under any material contract, agreement, commitment or undertaking of any kind or enter into any material contract, agreement, purchase order or other commitment; or

                     (e) enter into any other transaction or agreement or arrangement, or

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incur any liabilities, not in the ordinary course of this corporation's business.

               (3) Determination of Final Purchase Option Exercise Price. Not later than 15 business days following the Purchase Option Exercise Date, this corporation shall deliver a final Status Statement to PeopleSoft prepared as of the Purchase Option Exercise Date. Following receipt of such Status Statement and completion of any other investigation as PeopleSoft shall deem necessary or appropriate, and prior to the Closing Date, PeopleSoft shall determine the Final Purchase Option Exercise Price by making the adjustments to the Purchase Option Exercise Price contemplated by Section (A)(10) of this Article FIFTH and shall notify this corporation of such determination.

               (4) Payment of Final Purchase Option Exercise Price. On or before the Closing Date, PeopleSoft shall deposit the full amount of the Final Purchase Option Exercise Price with a bank or banks or similar entities designated by PeopleSoft (which may include PeopleSoft's transfer agent if shares of PeopleSoft Common Stock are being delivered) to pay, on PeopleSoft's behalf, the Final Purchase Option Exercise Price (the "Payment Agent"). Funds, if any, and PeopleSoft Common Stock, if any, deposited with the Payment Agent shall be delivered in trust for the benefit of the holders of Class A Common Stock, and PeopleSoft shall provide the Payment Agent with irrevocable instructions to pay, on or after the Closing Date, the Final Purchase Option Exercise Price for the shares of Class A Common Stock to the holders of record thereof determined as of the Closing Date. Payment for shares of Class A Common Stock shall be mailed to each holder at the address set forth in this corporation's records or at the address provided by each holder or, if no address is set forth in this corporation's records for a holder or provided by such holder, to such holder at the address of this corporation. As soon as is practicable upon PeopleSoft's request, this corporation shall provide, or shall cause its transfer agent to provide, to PeopleSoft or to the Payment Agent, free of charge, a complete list of the record holders of shares of Class A Common Stock, as of a specified date, including the number of shares of Class A Common Stock held of record and the address of each record holder as set forth in the records of this corporation's transfer agent.

        (E) Transfer of Title. Transfer of title to all of the issued and outstanding shares of Class A Common Stock shall be deemed to occur automatically on the Closing Date and thereafter this corporation shall be entitled to treat PeopleSoft as the sole holder of all of the issued and outstanding shares of its Class A Common Stock, notwithstanding the failure of any holder of Class A Common Stock to tender the certificates representing such shares to the Payment Agent, whether or not such tender is required or requested by the Payment Agent. This corporation shall instruct its transfer agent not to accept any shares of Class A Common Stock for transfer on and after the Closing Date. This corporation shall take all actions reasonably requested by PeopleSoft to assist in effectuating the transfer of shares of Class A Common Stock in accordance with this Article FIFTH.

        (F) Redemption of Class A Common Stock. At PeopleSoft's election (which election may be made at any time, provided it is made, by delivery of written notice thereof to this

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corporation, not less than five days prior to the Closing Date), this corporation shall, subject to applicable restrictions in the Delaware General Corporation Law, redeem on the Closing Date all issued and outstanding shares of Class A Common Stock for an aggregate redemption price equal to the Final Purchase Option Exercise Price. Such redemption shall be in lieu of PeopleSoft paying the Final Purchase Option Exercise Price directly to the stockholders of this corporation, and shall be subject to PeopleSoft providing the Final Purchase Option Exercise Price to this corporation to allow this corporation to pay the redemption price.

SIXTH:  Protective Provisions.

        (A) Legend. Certificates evidencing shares of Class A Common Stock and Preferred Stock issued by or on behalf of this corporation shall bear a legend in substantially the following form:

        "The shares of Momentum Business Applications, Inc. evidenced hereby are subject to an option in favor of PeopleSoft, Inc., as described in the Restated Certificate of Incorporation of Momentum Business Applications, Inc. to purchase such shares at a purchase price determined in accordance with Article FIFTH thereof exercisable by notice delivered to this corporation at or prior to the Purchase Option Expiration Time (as defined in the Restated Certificate of Incorporation of Momentum Business Applications, Inc.). Copies of the Restated Certificate of Incorporation of Momentum Business Applications, Inc. are available at the principal place of business of Momentum Business Applications, Inc. at 1301 Harbor Bay Boulevard, Alameda, California 94502, and will be furnished to any stockholder on request and without cost."

        (B) No Conflicting Action. This corporation shall not take, nor permit any other person or entity within its control to take, any action inconsistent with PeopleSoft's rights under Article FIFTH. This corporation shall not enter into any arrangement, agreement or understanding, whether oral or in writing, that is inconsistent with or limits or impairs the rights of PeopleSoft and the obligations of this corporation hereunder, including without limitation any arrangement, agreement or understanding that imposes any obligation upon this corporation, or deprives this corporation of any material rights, as a consequence of the exercise of the Purchase Option or the acquisition of the outstanding Class A Common Stock pursuant thereto.

        (C) Inspection and Visitation Rights; Status Statements. PeopleSoft shall have the right to inspect and copy, on reasonable notice and during regular business hours, the books and records of this corporation. PeopleSoft shall also have the right to request from time to time (but not more frequently than monthly) a Status Statement as of such date as PeopleSoft may request. Each Status Statement shall be sent within seven days of request by PeopleSoft. PeopleSoft shall also have the right to send a non-voting representative to attend all meetings of this corporation's Board of Directors and any committees thereof. Any representative, if designated in writing by PeopleSoft as such, shall receive notice of all meetings of this corporation's Board of Directors and each committee thereof, as well as copies of all documents and other materials provided to any directors of this corporation in connection with any such meeting not later than the time such

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materials are provided to other directors. Such representative shall also be provided with copies of all resolutions adopted or proposed to be adopted by unanimous written consent not later than the time such resolutions are provided to other directors.

SEVENTH: Board of Directors.

        (A) The number of directors which shall constitute the whole Board of Directors of this corporation shall initially be four (4), but may be increased or decreased from time to time by a resolution duly adopted by the Board of Directors and shall be automatically increased as provided in Article FOURTH, Section (B)(4).

        (B) Nomination of candidates for election to the Board of Directors shall be made as provided in the bylaws of this corporation. Election of directors need not be by written ballot.

        (C) Subject to Article FOURTH, Section (B)(4), the Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 1999; each initial director in Class II shall hold office until the annual meeting of stockholders in 2000; and each initial director in Class III shall hold office until the annual meeting of stockholders in 2001. Notwithstanding the foregoing provisions of this Article SEVENTH, each director shall serve, until his or her successor is duly elected and qualified or until his or her death, resignation, disqualification or removal.

        (D) In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        (E) Except as otherwise provided in Article FOURTH, Section (B)(4), or as required by law, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office (and not by the stockholders), even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

        (F) The name and mailing address of each person who is to serve as a director until the annual meeting of the stockholders entitled to vote for the class of that director or until a successor is elected or appointed and qualified are as follows:

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

NAME                  MAILING ADDRESS                            CLASS


EIGHTH: Bylaws. In furtherance and not in limitation of the powers conferred by statute, and subject to the next sentence, the Board of Directors and the stockholders of this corporation are each expressly authorized to adopt, amend or repeal the bylaws of this corporation subject to any particular provisions concerning amendments set forth in this Restated Certificate of Incorporation or the bylaws of this corporation. No amendment to the bylaws may be adopted by the stockholders without the approval of holders of a majority of the Class B Common Stock voting separately as a class if such amendment would affect the classification of the Board of Directors, or would otherwise regulate the conduct of the Board's affairs or the manner in which it may act.

NINTH: Stockholder Meetings.

        (A) Special Meetings. Special meetings of the stockholders for any purpose or purposes whatsoever may be called at any time only by the Board of Directors, the Chairman of the Board or the President of this corporation.

        (B) No Action Without Meeting. At any time when this corporation has more than one stockholder of any class of capital stock, no action required to be taken or which may be taken at any annual or special meeting of the stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Notwithstanding the foregoing, the holder or holders of the Class B Common Stock may take any action permitted to be taken by such holders as a class by written consent without a meeting.

TENTH: Limitation of Liability. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit, and to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. If the Delaware General Corporation Law is amended after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Neither the adoption or repeal of this Article, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the

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


effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        IN WITNESS WHEREOF, the undersigned officer has executed this Restated Certificate of Incorporation on December ___, 1998, and does hereby certify that this Restated Certificate of Incorporation, which restates and integrates, and also further amends, the provisions of this corporation's Certificate of Incorporation, was duly adopted by the stockholders of this corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                      Momentum Business Applications, Inc.



                             By:
                                    ------------------------------------
                                    President



                                      -13-